RELEASE AND TRANSITION SERVICES AGREEMENT

THIS RELEASE AND TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of August 16, 2011 (the “Execution Date”), by and among EARTHBOUND LLC, a Delaware limited liability and its affiliated entities, including without limitation IM LICENSING LLC (collectively, “Earthbound”), XCEL BRANDS, INC., a Delaware corporation (“XCel”) and IM READY-MADE, LLC, a New York limited liability company (“IM”).  For the purposes of this Agreement, Earthbound, XCel and IM shall each be referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Earthbound and IM (as assignee of Laugh Club, Inc) are parties to an Agreement, dated as of November 6, 2001 (the “Brand Management Agreement”), whereby, among other agreements, Earthbound was granted certain brand-expansion and marketing rights with respect to IM’s products and trademarks (the “IM Business”);

WHEREAS, IM, XCel and IM Brands, LLC (“IMB”) are parties to that certain Asset Purchase Agreement, dated May 19, 2011 and as amended July 28, 2011 and as may be amended by the parties thereto in their sole discretion (the “APA”), pursuant to which XCel and IMB have agreed to purchase certain assets, and assume certain liabilities, of IM, in accordance with the terms thereof; and

WHEREAS, in order to induce XCel and IMB to consummate the transactions contemplated by the APA, IM and Earthbound have agreed that Earthbound will contribute cash and various assets, including but not limited to the Brand Management Agreement and the intellectual property rights, brand-expansion and marketing rights associated therewith to XCel or its successor in interest, pursuant to the terms of that certain contribution agreement between Earthbound, XCel and IM ("Contribution Agreement").

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings and definitions attributed to such terms in the APA.

2.           Effective Date. Contemporaneously with the closing of the transactions contemplated by the APA, and payment of the Initial Payment as set forth in paragraph 3 ("Effective Date"), this Agreement will become effective. In the event the transactions contemplated by the APA do not close on or before December 31, 2011 or Earthbound does not receive payment of the Initial Payment as set forth in paragraph 3 this Agreement shall be null and void.

3.           Transitional Services.

(i)
As consideration for the transition services provided by Earthbound to IM in preparation for and in connection with the transactions contemplated by the APA, on the Effective Date, IM will pay Earthbound Six Hundred Thousand Dollars ($600,000) (the "Initial Payment") contemporaneously with the closing of the transactions contemplated by the APA, which amount shall be paid by wire transfer of immediately available funds to an account designated by Earthbound, and without any offset or deduction whatsoever and .

(ii)
One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Future Payments") payable during the five calendar years following the Effective Date pursuant to the payment schedule set forth below.  Such payments will be paid by wire transfer of immediately available funds to an account designated by Earthbound within 45 days following the end of each calendar quarter, as follows:

Quarters Ending	Payment per Quarter
March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012	$37,500.00
March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013	$81,250.00
March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014	$81,250.00
March 31, 2015, June 30, 2015, September 30, 2015, December 31, 2015	$87,500.00
March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016	$87,500.00

Earthbound and IM agree that IM shall assign all of its obligations under this Section 3(ii) to a purchaser of all or substantially all of its assets (the “Buyer”) and, upon such assignment, (a) IM shall automatically be released, without any further action on the party of any party, from all of its obligations under this Section 3(ii), and (b) the Buyer shall make all installment payments of the Future Payments directly to Earthbound.

In the event any installment of the Future Payments is not paid when due, and payment is not made within thirty (30) days after notice of non-payment is sent to IM and XCel, interest shall accrue and be paid on such unpaid balance, computed from the original due date, at a rate of interest equal to the prime rate of interest as reported by Citibank on the date payment was due plus four (4) percentage points.

4.           Release and Indemnification by Earthbound.

(a)           As of the Effective Date, excepting only obligations arising under this Agreement and obligations explicitly referenced in this Agreement as surviving the Effective Date, Earthbound, on behalf of itself and the other Earthbound Parties (as defined in Section 5), remises, releases and forever discharges IM and each of IM’s current and former employees, directors, managers, officers, members, affiliates (including Laugh Club Inc.), agents, assigns, representatives, attorneys, and/or successors in interest (collectively, the “IM Parties”), of and from any and all obligations, debts, reckonings, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of actions, guaranties, judgments, executions, damages, debts, sums of money, dues, controversies, claims or demands, in law or in equity, known or unknown (“Claims”) against any or all of the IM Parties, which Earthbound or any of the other Earthbound Parties, ever had, now has or hereafter can, shall, or may have from the beginning of the world to the Effective Date, including, but not limited to, any Claims arising under, or in connection with, the Brand Management Agreement, or otherwise with respect to the general business relationship between IM and Earthbound as it existed at any time on or prior to the Effective Date.  Earthbound agrees to indemnify and hold harmless all IM Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, any action or proceeding, brought by, or prosecuted by, or on the initiative of Earthbound and/or any person or entity acting on Earthbound’s behalf, contrary to the provisions of this Section 4.  Earthbound agrees that this agreement of indemnity shall be deemed breached and a cause of action shall be deemed to have accrued thereon immediately upon commencement of any action contrary to this Section 4(a), and that this Section 4(a) may be pleaded as a defense or asserted by way of counterclaim or cross-claim in any such action.

(b)           As of the Effective Date, excepting only obligations arising under this Agreement and the Contribution Agreement, Earthbound on behalf of itself and the other Earthbound Parties, remises, releases and forever discharges XCel and each of XCel’s current and former employees, directors, officers, shareholders, affiliates, agents, assigns, representatives, attorneys, subsidiaries, and/or successors in interest (collectively, the “XCel Parties”), of and from any and all Claims against any or all of the XCel Parties, which Earthbound, or any of the other Earthbound Parties, ever had, now has or hereafter can, shall, or may have from the beginning of the world to the Effective Date. Earthbound agrees to indemnify and hold harmless all XCel Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, any action or proceeding, brought by, or prosecuted by, or on the initiative of Earthbound and/or any person or entity acting on Earthbound’s behalf, contrary to the provisions of this Section 4(b).  Earthbound agrees that this agreement of indemnity shall be deemed breached and a cause of action shall be deemed to have accrued thereon immediately upon commencement of any action contrary to this Section 4(b), and that this Section 4(b) may be pleaded as a defense or asserted by way of counterclaim or cross-claim in any such action.

(c)           Earthbound further agrees to indemnify and hold harmless the IM Parties and the XCel Parties from and against any and all actions, liabilities damages and costs arising from, or in connection with the breach by Earthbound of any of its obligations under this Agreement.

5.           Release and Indemnification by IM.  As of the Effective Date, excepting only obligations arising under this Agreement and obligations explicitly referenced in this Agreement as surviving the Effective Date, IM, on behalf of itself and the other IM Parties (as defined in Section 4), remises, releases and discharges Earthbound and each of Earthbound’s current and former employees, directors, members, managers, officers, shareholders, subsidiaries, affiliates (including Laugh Club Inc.), agents, assigns, representatives, attorneys, and/or successors in interest (collectively, the “Earthbound Parties”), of and from any and all Claims against any or all of the Earthbound Parties, which IM, or any of the other IM Parties, ever had, now has or hereafter can, shall, or may have from the beginning of the world to the Effective Date, including, but not limited to, any Claims arising under, or in connection with, the Brand Management Agreement, or otherwise with respect to the general business relationship between Earthbound and IM as it existed at any time on or prior to the Effective Date.  IM agrees to indemnify and hold harmless all Earthbound Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, any action or proceeding, brought by, or prosecuted by, or on the initiative of IM and/or any person or entity acting on IM’s behalf, contrary to the provisions of this Section 6.  IM agrees that this agreement of indemnity shall be deemed breached and a cause of action shall be deemed to have accrued thereon immediately upon the commencement of any action contrary to this Section 5, and that this Section 5 may be pleaded as a defense or asserted by way of counterclaim or cross-claim in any such action. IM further agrees to indemnify and hold harmless the Earthbound Parties and the XCel Parties from and against any and all actions, liabilities damages and costs arising from, or in connection with the breach by IM of any of its obligations under this Agreement.

6.           Indemnification by XCel.  XCel agrees to indemnify and hold harmless the IM Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, the breach by XCel or any of its affiliates of any of their respective obligations under this Agreement other than any claims which may be governed by the APA.

7.           Confidentiality.  Each Party agrees to treat the other’s trade secrets and nonpublic information and the terms and conditions of this Agreement as confidential information (the “Confidential Information”).  Each party shall only transmit the Confidential Information to such of its directors, officers, employees, Affiliates, attorneys, accountants, consultants and advisors who need to know such information for purposes of effecting this Agreement or performing business hereunder and who shall agree to be bound by the terms and conditions of this Section.  Each party agrees that the Confidential Information shall not be disclosed to others, except as necessary to carry out or enforce the terms of this Agreement or as may be required by law, securities regulations, or legal process; provided, however, that the party making such disclosure shall provide notice to the other party prior to such disclosure and shall use reasonable commercial efforts to secure confidential protection of such information and to limit such disclosure to the extent possible.

8.           Separate Counsel.  The Parties hereto acknowledge and agree that (i) each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and (ii) each Party has been represented by independent counsel of their choice in reviewing and negotiating such terms and provisions.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.  Each party hereto (a) submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

10.           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.  No waiver by any Party hereto of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any party hereto with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.           Entire Agreement.  This Agreement constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties with respect thereto.

12.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or digital signature.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first written above.

IM READY-MADE LLC

By:	/s/ Isaac Mizrahi
Name: Isaac Mizrahi
Title:

IM READY-MADE LLC

By:	/s/ Marisa Gardini
Name: Marisa Gardini
Title: President and CEO

EARTHBOUND LLC

By:	/s/ Jack Dweck
Name: Jack Dweck
Title:

EARTHBOUND LLC

By:	/s/ Jeff Cohen
Name: Jeff Cohen
Title: Co-Chairman

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Name: Robert W. D’Loren
Title:

[Signature Page to Release and Transition Services Agreement]